Exhibit 3.42

Corporation Divisionwww.filjnginoregon.com OREGON  SECRETARY OF STATE\' By my signature, I declare as an authorized authority, that this filing has been examined by me and is, to the bestof my knowledge and belief, true, correct,  and complete. Making false statements in this document  is against the law anmay be penalized by fines, imprisonment, or both. ' -By typing my name in the electronic signature field, I am agreeing to conduct business  electronically with theState of OregonI understand that transactions and/or signatures in records  may not be denied legal effe9t-solely because they are conducted, executed, or prepared in electronic form and that if a law requires a record or signature to be in writing, an electronic  record or signature  satisfies that re  uirement.ELECTRONIC  SIGNATURE,/' NAME MEG BRITTON  TITLE CHIEF ADMINISTRATIVE OFFICER DATE SIGNED (02-03-2016

Corporation Division
www.filinginoregon.com

OREGON SECRETARY OF STATE

By my signature, I declare as an authorized authority, that this filing has been examined by me and is, to the best of my knowledge and belief, true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment, or both.

By typing my name in the electronic signature field, I am agreeing to conduct business electronically with the State of Oregon. I understand that transactions and/or signatures in records may not be denied legal effect solely because they are conducted, executed, or prepared in electronic form and that if a law requires a record or signature to be in writing, an electronic record or signature satisfies that requirement.

ELECTRONIC SIGNATURE

NAME

MEG BRITTON

TITLE

CHIEF ADMINISTRATIVE OFFICER

DATE SIGNED

02-03-2016

Page 2

VOID WITHOUT WATERMARK OR IF ALTERED OR ERASED
VOID IF ALTERED OR ERASED
VOID IF ALTERED OR ERASED
SECRETARY OF STATE
STATE OF OREGON
CORPORATION DIVISION